The properties pictured in this document have been acquired by CMCT. CMCT is not affiliated with, associated with, or a sponsor of any of the tenants pictured or mentioned. The names, logos and all related product and service names, design marks and slogans are the trademarks or service marks of their respective companies. The trade names shown are reflective of tenants in properties owned by CMCT. Corporate tenants may also occupy numerous properties that are not owned by CMCT. CMCT is not affiliated or associated with, is not endorsed by, does not endorse, and is not sponsored by or a sponsor of the tenants or of their products or services. pictured or mentioned. Please see the following page for additional footnotes. Terms Stated Value $25.00 per share Offering Price $25.00 per share Minimum Investment $5,000 Liquidity6 » Liquidity from day one subject to a five-year declining redemption fee of stated value (9%, 8%, 7%, 6%, 5%, 0%) » Death put (0% redemption fee) Monthly Dividend1 » 7.83% annualized dividend rate as of Q1 2024 » Dividend equal to Fed Funds +2.5% of stated value (up to 10% and not below 6%) Fees Paid by CMCT, not the preferred shareholder Seniority Senior to common shareholders Creative Media & Community Trust (NASDAQ: CMCT) is a REIT that owns, operates and develops premier multifamily and creative office assets in vibrant communities. CMCT seeks to provide: Current Income » Shareholder dividend equals the Fed Funds rate +2.5% of stated value (up to 10% and not below 6%)1 Dividend Priority » Company insiders own 45.7% of CMCT common stock.2 » Common shareholder dividends cannot be paid until all preferred dividends are paid. Investor Flexibility » All distribution fees are paid by CMCT, not the preferred shareholder. » Liquidity from day one of investment3 Operated by CIM Group4 Community-focused real estate and infrastructure owner, operator, lender and developer with $30.8 billion of assets owned and operated5 Series A1 Preferred Stock Offering Overview CMCT www.cmct-preferred.com Creative Media & Community Trust Notable Properties & Tenants Premier Multifamily Channel House | Oakland, CA 4750 Wilshire | Los Angeles, CA Artistic Rendering Penn Field | Austin, TX 9460 Wilshire | Beverly Hills, CA Artistic Rendering Filed Pursuant to Rule 433 Dated January 2, 2024 Registration Statement No. 333-268032

NOT A DEPOSIT | NOT FDIC INSURED | NOT GUARANTEED BY ANY BANK | MAY LOSE VALUE | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY Creating Value. Enhancing Communities. 2398 East Camelback Road, 4th Floor, Phoenix, AZ 85016 | 866.341.2653 | www.cimgroup.com Securities Distributed By Affi liate Broker/Dealer: CCO Capital, LLC, Member FINRA/SIPC | ©2024 CCO Group CIM3298847 | CMCT-FS-IBD (1/24) THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN. AN OFFERING IS MADE ONLY BY THE PROSPECTUS. THIS MATERIAL MUST BE PRECEDED OR ACCOMPANIED BY A PROSPECTUS. Free Writing Prospectus Filed pursuant to Rule 433 | January 2024 | Reg. No. 333-268032 Creative Media & Community Trust Corporation (formerly known as CIM Commercial Trust Corporation) (“CMCT”) has filed a registration statement (including a base prospectus) with the Securities and Exchange Commission (the “SEC”) in respect of the offering to which this communication relates. Before you participate in CMCT’s offering of Series A1 Preferred Stock, you should read the prospectus supplement, dated November 23, 2022, and the accompanying base prospectus, dated November 22, 2022 (please note that CMCT’s offerings of Series A Preferred Stock and Series D Preferred Stock have been terminated). Before making any investment in such offering, you should read the other documents CMCT has filed with the SEC for more complete information about CMCT and such offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. You may request to receive a prospectus by calling toll-free at 1-866-341-2653. Important Disclosures An investment in the Series A1 Preferred Stock (“Preferred Stock” or “A1 Preferred Stock”) described herein involves risks and other considerations, including the ones described below. Before you invest, you should read the prospectus and other documents that Creative Media & Community Trust Corporation (“CMCT” or “Creative Media & Community Trust”) filed with the Securities and Exchange Commission (“SEC”) for more complete information about CMCT and the risks and other considerations relating to the securities described herein. Any terms of securities described herein represent a general overview of certain selected terms and are qualified in their entirety by reference to the prospectus and other documents that Creative Media & Community Trust filed with the SEC. » There is no public market for CMCT’s Preferred Stock and CMCT does not expect one to develop. » CMCT’s Preferred Stock is subordinate to all of CMCT’s existing and future debt and liabilities and those of CMCT’s subsidiaries. The terms of CMCT’s Preferred Stock do not contain any financial covenants and do not restrict how CMCT can use the proceeds of the offering. CMCT’s future debt may include restrictions on our ability to pay dividends to preferred stockholders or make redemptions in the event of a default under the debt facilities or under other circumstances. » Shares of CMCT’s Preferred Stock may generally be redeemed for shares of Common Stock, which ranks junior to CMCT’s Preferred Stock with respect to dividends and upon liquidation. » From and after the date that is 24 months following the original issuance of any shares of CMCT’s Preferred Stock, CMCT has the right (but not the obligation) to redeem such shares at 100% of CMCT’s Preferred Stock Stated Value, initially $25 per share, plus any accrued but unpaid dividends, without your consent. » The cash distributions holders of CMCT’s Preferred Stock receive may be less frequent or lower in amount than described herein. » Holders of CMCT’s Preferred Stock will be subject to inflation risk and the risk that interest rates may increase. » CMCT’s operating performance is subject to risks associated with the real estate industry. A significant portion of CMCT’s properties, by aggregate net operating income and square feet, are located in California. CMCT is dependent on the California real estate market and economies, and is therefore susceptible to risks of events in that market that could adversely affect its business. Forward-Looking Statements The information set forth herein contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which are intended to be covered by the safe harbors created thereby. Such forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “project,” “target,” “expect,” “intend,” “might,” “believe,” “anticipate,” “estimate,” “could,” “would,” “continue,” “pursue,” “potential,” “forecast,” “seek,” “plan,” or “should,” or “goal” or the negative thereof or other variations or similar words or phrases. Such forward-looking statements include, among others, statements about CMCT’s plans and objectives relating to future growth and outlook as well as the performance of the Preferred Stock. Such forward- looking statements are based on particular assumptions that management of CMCT has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. Forward-looking statements are necessarily estimates reflecting the judgment of CMCT’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include those associated with (i) the timing, form, and operational effects of CMCT’s development activities, (ii) the ability of CMCT to raise in place rents to existing market rents and to maintain or increase occupancy levels, (iii) fluctuations in market rents, (iv) the effects of inflation and higher interest rates on the operations and profitability of CMCT and (v) general economic, market and other conditions. Additional important factors that could cause CMCT’s actual results to differ materially from CMCT’s expectations are discussed under the section “Risk Factors” in CMCT’s Annual Report on Form 10-K for the year ended December 31, 2022. The forward-looking statements included herein are based on current expectations and there can be no assurance that these expectations will be attained. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond CMCT’s control. Although we believe that the assumptions underlying the forward- looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by CMCT or any other person that CMCT’s objectives and plans will be achieved. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made. CMCT does not undertake to update them to reflect changes that occur after the date they are made, except as may be required by applicable law. 1) Rates shown are annualized. Dividend is paid monthly and declared quarterly. Dividends are not guaranteed and may be decreased or suspended altogether at CMCT’s discretion. 2) Includes affiliates of CIM and officers and directors of CMCT. As of 11/8/23. 3) Subject to payment of applicable redemption fee. 4) While an affiliate of CIM Group is the operator of CMCT, the Preferred Stock is issued by CMCT and does not represent a stake in CIM Group. 5) Data as of 6/30/23. Assets Owned and Operated (AOO) represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes alongside for its own account) and co- investors, whether or not CIM has discretion, in each case without duplication. 6) CMCT may redeem in cash or in CMCT’s option and sole discretion, in equal value through the issuance of shares of CMCT Common Stock, based on the volume weighted average price of CMCT’s common stock for the 20 trading days prior to the redemption.